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                     JOHN HANCOCK VARIABLE SERIES TRUST I
                              MID CAP GROWTH FUND
                       Supplement Dated January 29, 2002
                        to Prospectus Dated May 1, 2001
The following supplements any prospectus dated May 1, 2001 of the John Hancock Variable Series Trust I ("Trust") that describes the Mid Cap Growth Fund ("Fund").

Effective February 1, 2002, James P. Goff has been appointed Director of Research at Janus Capital Corporation ("Janus"). As a result, Mr. Goff will no longer serve as Fund Manager for the Mid Cap Growth Fund after a new Fund Manager is appointed.

It is anticipated that Warren B. Lammert will assume the duties of Fund Manager on or before May 1, 2002, and that the following changes will be implemented at the time Mr. Lammert assumes these duties:

 .   The Fund will change its name to "Multi Cap Growth Fund."
 .   The Fund's primary investment focus will be common stock of U.S. companies of any size, from large established companies to small-sized companies. By contrast, the Fund's primary investment focus has historically been common stock of mid cap companies. The Fund will continue to be a non-diversified stock fund with a growth emphasis that seeks long-term capital appreciation by investing primarily in companies that are believed to offer above-average potential for growth in revenues and earnings.
 .   The Fund will normally invest in 30 to 100 stocks.
 .   The "benchmark" index of the Fund will be the Russell 1000(R) Growth
    Index.

Mr. Lammert is an Executive Vice President of Janus Capital Corporation. He joined Janus in 1987 and began his career in 1985.

This supplement does not replace any previously issued supplement to a May 1, 2001 Trust prospectus.